UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2018

ICONIC BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-227420	13-4362274
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Seabro Avenue

Amityville, NY 11701

(Address of principal executive offices) (zip code)

(866) 219-8112

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

Securities Purchase Agreement

On September 27, 2018, we entered into a Securities Purchase Agreement with nine (9) accredited investors for the sale of an aggregate of 4,650,000 shares of our Series E Convertible Preferred Stock, plus warrants to acquire 465 million shares of our common stock, for gross proceeds of $1,162,500.

Funding for the financing will take place in three equal tranches. The first tranche is being funded at closing and the second and third tranches will be funded when certain closing conditions are satisfied as described in the Securities Purchase Agreement which is attached as exhibit hereto. The securities are sold in units, with each unit consisting of one share of Series E Convertible Preferred Stock and a warrant to purchase one hundred shares of common stock and was sold at $0.25 per unit. Each share of preferred stock is convertible into 100 shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $0.005 per share. The conversion of preferred stock and exercise of warrants are each subject to a beneficial ownership limitation. We have agreed to not incur any indebtedness or issue any variable priced securities for the term of the warrants. We have also agreed to file a resale registration statement for the resale of the shares of common stock underlying the preferred stock and warrants pursuant to a Registration Rights Agreement. The net proceeds of the offering are expected to be used for working capital purposes and to further execute on our existing business, while also actively pursuing several additional “iconic” brands. Each of our officers and directors executed a Lock-Up Agreement whereby they agreed not to sell, transfer, pledge, or otherwise dispose of any of our securities, except for a 10b5-1 plan at a price of $0.01 or higher after the three month anniversary of the effectiveness of the resale registration statement.

A press release issued on September 27, 2018 announcing the financing transaction is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

The closing of the first tranche took place on October 4, 2018.

Elimination of Convertible Notes; Securities Exchange Agreements

As a condition to the initial closing of the financing transaction described above, we entered into Securities Exchange Agreements with holders of convertible notes totaling $519,499 to exchange their convertible notes for an aggregate of 2,077,994 shares of our Series E Convertible Preferred Stock, plus warrants to acquire 207,799,400 shares with an exercise price of $0.005 per share, all of which are subject to a lock-up for a period of one (1) year. Holders of convertible notes totaling $32,912 exchanged their notes for an aggregate 30,627,581 shares of our common stock, and holders of convertible notes totaling $90,296 were paid off with cash. After the exchanges, we have no convertible notes outstanding.

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Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities

The disclosure under item 1.01 above is incorporated herein by reference. The issuance of securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D promulgated thereunder. The investors were accredited, sophisticated, and familiar with our operations.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 (1)	Certificate of Designation of Series E Convertible Preferred Stock.
10.1	Form of Securities Purchase Agreement, dated September 27, 2018, between Iconic Brands, Inc. and the signatories thereto.
10.2	Form of Warrant.
10.3	Form of Registration Rights Agreement, dated September 27, 2018, between Iconic Brands, Inc. and the signatories thereto
10.4	Form of Lock-Up Agreement dated September 27, 2018.
99.1	Press release of Iconic Brands, Inc. dated September 27, 2018.

__________________

(1)	Incorporated by reference from Exhibit 3.7 to our Registration Statement on Form S-1 filed with the Commission on September 19, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iconic Brands, Inc.

Dated: October 4, 2018	By:	/s/ Richard J. DeCicco
Richard J. DeCicco
	Its:	Chief Executive Officer

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